                                                                     EXHIBIT 4.1

                          IMPERIAL HOLLY CORPORATION
                      FIFTH AMENDMENT TO CREDIT AGREEMENT

Harris Trust and Savings Bank
Chicago, Illinois

Texas Commerce Bank National Association
Houston, Texas

The Bank of New York
New York, New York

Frost National Bank of San Antonio
San Antonio, Texas

St. Paul Bank for Cooperatives
St. Paul, Minnesota

Ladies and Gentlemen:

     Reference is hereby made to that certain Credit Agreement dated as of June 10, 1993, as amended to the date hereof, (the "Credit Agreement") among the undersigned, IMPERIAL HOLLY CORPORATION, a Texas corporation (the "Company"), you (the "Banks") and Harris Trust and Savings Bank, as agent for the Banks (the "Agent"). All defined terms used herein shall the same meanings as in the Credit Agreement unless otherwise defined herein.

     The Banks extend an $90,000,000 revolving credit and competitive bid facility to the Company on the terms and conditions set forth in the Credit Agreement. The Company and the Banks now wish to amend the Credit Agreement to increase the Harris Trust and Savings Bank's, The Bank of New York's and St. Paul Bank for Cooperatives' respective Bank's Commitment, and all in the manner set forth in this Amendment.

SECTION 1. AMENDMENTS.

     Upon satisfaction of all of the conditions precedent set forth in Section 2 hereof, the Credit Agreement shall be amended as follows:

     Section 1.1. Section 1.1(c) of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

        "(c) The respective maximum aggregate principal amounts of the Revolving Credit at any one time outstanding which each Bank by its acceptance hereof severally agrees to make available to the Company are as follows (collectively, the "Banks' Commitments" and individually, a "Bank's Commitment"):

  Harris Trust and Savings Bank               $30,000,000  27.27270000%
  Texas Commerce Bank National Association    $25,000,000  22.72730000%
  The Bank of New York                        $25,000,000  22.72730000%
  St. Paul Bank for Cooperatives              $23,000,000  20.90910000%
  The Frost National Bank of San Antonio       $7,000,000   6.36360000%

            Total                            $110,000,000          100%

     All Loans under the Revolving Credit shall be made from each Bank in proportion to its respective Bank's Commitment as above set forth. The Company may elect that each Loan made hereunder be made available by means of a Base Rate Loan, Adjusted CD Rate Loan or Eurodollar Loan, it being understood that one or more of such Loans may be outstanding at the same time. Each Loan shall be in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $1,000,000."

     Section 1.2. The first sentence of Section 1.2 of the Credit Agreement shall be amended by replacing the figure "$90,000,000" appearing therein with the figure "$110,000,000".

     Section 1.3. Section 5.28 of the Credit Agreement shall be amended to read as follows:

        "Section 5.28. The term "Consolidated Tangible Net Worth" shall mean the amount of capital stock accounts (less the amount of any treasury stock) plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of the Company and its Consolidated Subsidiaries, and minus the total amount of all intangible assets of the Company and its Consolidated Subsidiaries (including, without limitation, unamortized debt discount and expense, trade names, trademarks, patents, copyrights and goodwill) recorded on their respective books and records and minus all minority interests in any Consolidated Subsidiaries without duplication of deductions if already deducted in arriving at retained earnings and surplus, all as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, but in any event excluding from intangible assets the book value of the right to purchase raw sugar on the world market and sell that sugar in the domestic market, as evidenced by the credit balance on the Company's import license issued by the United States Department of Agriculture."

     Section 1.4. Section 5.41 of the Credit Agreement shall be amended to read as follows:

             "Section 5.41. The term "Fixed Charge Coverage Ratio" shall mean the ratio of EBITDA for the four fiscal quarters of the Company then ended to the sum of (without duplication) (a) Consolidated Interest Expense for such period and (b) the sum of the current maturities (determined in accordance with generally accepted accounting principles consistently applied) of Senior Funded Debt as of the end of such period, provided however, that for the fiscal quarters of the Company ending on June 30, 1996 and September 30, 1996, the amount of the current maturities associated with Capital Leases assumed in the Spreckels Sugar Company acquisition shall be excluded from the amount of current maturities."

     Section 1.5. Exhibit A to the Credit Agreement shall be amended by deleting the amount "Ninety Million Dollars ($90,000,000)" appearing therein and substituting therefor the amount "One Hundred and Ten Million Dollars ($110,000,000)".

     Section 1.6. The Note of the Company to Harris Trust and Savings Bank dated June 10, 1993 is hereby amended to delete the amount "Ninety Million Dollars ($90,000,000)" appearing therein and substituting therefor the amount "One Hundred and Ten Million Dollars ($110,000,000)".

     Section 1.7. The Note of the Company to Texas Commerce Bank National Association dated June 10, 1993 is hereby amended to delete the amount "Ninety Million Dollars ($90,000,000)" appearing therein and substituting therefor the amount "One Hundred and Ten Million Dollars ($110,000,000)".

     Section 1.8. The Note of the Company to The Bank of New York dated June 10, 1993 is hereby amended to delete the amount "Ninety Million Dollars ($90,000,000)" appearing therein and substituting therefor the amount "One Hundred and Ten Million Dollars ($110,000,000)".

     Section 1.9. The Note of the Company to Frost National Bank of San Antonio dated June 10, 1993 is hereby amended to delete the amount "Ninety Million Dollars ($90,000,000)" appearing therein and substituting therefor the amount "One Hundred and Ten Million Dollars ($110,000,000)".

     Section 1.10. The Note of the Company to St. Paul Bank for Cooperatives dated June 10, 1993 is hereby amended to delete the amount "Ninety Million Dollars ($90,000,000)" appearing therein and substituting therefor the amount "One Hundred and Ten Million Dollars ($110,000,000)".

     Section 1.11. Each Bank shall place the following legend on its Note:

         "This Note has been amended pursuant to the terms of a Fifth Amendment to Credit Agreement dated as of June 28, 1996 between the Company, Harris Trust and Savings Bank, as Agent and the Banks named therein, including a change in the principal amount hereof, to which Amendment reference is hereby made for a statement of the terms thereof."

SECTION 2. CONDITIONS PRECEDENT.

     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

     Section 2.1. The Company and the Banks, shall have executed this Amendment (such execution may be in several counterparts and the several parties hereto may execute on separate counterparts).

     Section 2.2. As of the date written below, each of the representations and warranties set forth in Section 6 of the Credit Agreement shall be true and correct, except that all of the representations and warranties made under
Section 6.3 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished to the Agent pursuant to Section 8.4 of the Credit Agreement.

     Section 2.3. As of the date written below, the Company shall be in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amendment.

     Section 2.4. As of the date written below, all legal matters incident to the execution and delivery hereof and the instruments and documents contemplated hereby shall be satisfactory to the Banks.

     Section 2.5. The Agent shall have received an opinion of counsel to the Company satisfactory in form and substance to the Agent.

SECTION 3. MISCELLANEOUS.

     Section 3.1. Upon satisfaction of the conditions precedent set forth above, the Company shall be deemed to have requested from Harris Trust and Savings Bank, The Bank of New York and St. Paul Bank for Cooperatives loans in the aggregate principal amount necessary to cause the aggregate principal amount of all Loans outstanding under the Revolving Credit to be ratable from each Bank in accordance with its respective Bank's Commitment. The proceeds of such loans shall be applied to the prepayment of loans outstanding under the Revolving Credit as necessary to achieve such result.

        Section 3.2. Except as specifically amended herein the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Notes, or any communication issued or made pursuant to or with respect to the Credit Agreement or the Notes, any reference to the Credit Agreement or Notes being sufficient to refer to the Credit Agreement as amended hereby.

        Section 3.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same Agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

     Dated as of June 28, 1996.

                                             IMPERIAL HOLLY CORPORATION

                                             By_________________________
                                               Its______________________

(CORPORATE SEAL)

ATTEST:

_____________________________
Its__________________________

     Accepted as of the date last written above.

                                             HARRIS TRUST AND SAVINGS BANK
                                               individually and as Agent

                                             By_____________________________
                                               Its Vice President

                                             TEXAS COMMERCE BANK NATIONAL
                                               ASSOCIATION

                                             By_____________________________
                                               Its__________________________

                                             THE BANK OF NEW YORK

                                             By_____________________________
                                               Its__________________________

                                          FROST NATIONAL BANK OF SAN ANTONIO


                                          By________________________________
                                            Its_____________________________


                                          ST. PAUL BANK FOR COOPERATIVES

                                          By________________________________
                                            Its_____________________________